Filed pursuant to Rule
424(b)(3)
File
No. 333-274888
MAINSTAY MACKAY MUNICIPAL INCOME OPPORTUNITIES FUND
Supplement dated June 10, 2024 (“Supplement”) to the
Prospectus and Statement of Additional Information (“SAI”)
each dated March 25, 2024
Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Prospectus and SAI.
The Board of Trustees of MainStay MacKay Municipal Income Opportunities Fund (the “Fund”) considered and approved the following change which will take place on or around August 28, 2024:
The name of Fund will change from MainStay MacKay Municipal Income Opportunities Fund to NYLI MacKay Muni Income Opportunities Fund.
PLEASE RETAIN THIS SUPPLEMENT FOR YOUR FUTURE REFERENCE.

MSMMIO16a-06/24